EXHIBIT 4.2
                     Master Dealership and Resale Agreement

                      MASTER DEALERSHIP & RESALE AGREEMENT

This Agreement is entered into as of the 28th day of April, 2004.

AMONG:

               Crystal Clear (C.C.) Window Works (Canada) Inc., a company incorporated under the laws of Canada whose principal place of business is 22 Antares Drive, Unit N, Ottawa, Ontario, Canada, L3T 1C1

                                              (hereinafter called "C.C. Canada")

               - and-

               Crystal Clear (C.C.) Window Works Inc., a company incorporated under the laws of Canada whose principal place of business is 22 Antares Drive, Unit N, Ottawa, Ontario, Canada, L3T 1C1 (hereinafter called "Crystal Clear") (ix) (hereinafter together called the "Company") (x) - and- (xi) Master Distribution Systems Inc. a corporation incorporated under the laws of the State of Nevada, whose registered and records office is located at 668 North 44th Street, Suite 233, Phoenix, Arizona, 85008.


                                       ((hereinafter called the "Master Dealer")

WHEREAS:

     A. CCWW has certain information, tools and methods that can be used to provide services to restore, repair, and renew residential and commercial insulated glass units ("IGUs") in windows and patio doors by applying thermal pane moisture control systems to remove moisture and condensation, restore insulation value (R value) and prevent the re-occurrence of condensation in IGUs and the further degradation of failed IGUs in place;

     B. The Company carries on the business of manufacturing Micro Filters and Defog Valves, , training and certification of Technicians to perform the Services, packaging and distribution of Products required to provide the Services;

     C. The Master Dealer carries on the business of establishing resale opportunities for specific types of dealerships by buying multiple dealerships, marking up and reselling some dealerships outright, and developing and operating some of the dealerships as a master dealer;

     D. The Master Dealer desires the opportunity of utilizing the Know-how and the technical training offered by the Company and understands the importance of maintaining the Company's high and uniform standards and specifications with respect to the Services, and, in order to preserve the goodwill attached to the Trade-marks, the Master Dealer agrees to operate its authorized dealerships in conformity with the Company's standards and specifications and to comply with the terms and conditions set forth in this Agreement; and

     E. The Master Dealer agrees to purchase Fifty (50) Dealerships (a copy of a Dealership Agreement is attached hereto as Schedule A) over a period of Twenty-Four (24) months, commencing the 1st day of May, 2004. The Company and the Master Dealer agree that the Master Dealer will act as the exclusive authorized reseller for the Company's developed Services and Products, during the Term and any Renewal Term of this Agreement, by the Master Dealer establishing Dealers to market and provide the Services and reselling specific Dealership Agreements owned by the Master Dealer. This exclusivity applies in all jurisdictions other than the United States of America and Canada.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and subject to the terms and conditions hereinafter set out, the parties agree as follows:


DEFINITIONS

As used in this Agreement, the words and phrases defined in the preamble shall have the meaning specified there and the following words and phrases shall have the following meanings:

          "Affiliate" of a party means a person or entity that controls, is controlled by or is under common control with the party.

          "Agreement" means this Master Dealership and Resale Agreement together with Schedule A (Dealership Agreement) and any amendments agreed by the Parties and executed in accordance with the terms hereof.

          "Company Dealership Price" means the price for a Dealership in Canada specified in Section 3.1 as such may be amended by the Parties pursuant to
     Section 3.7 hereof for the sale of Dealerships to third parties.

          "Company Services" has the meaning specified in Section 9.

          "Confidential Information" of a Party means the terms of this Agreement and all non-public data and information relating to that Party's intellectual property, know-how, business, strategies, plans, customers, operations and management disclosed by that Party to the other Party pursuant to or as a result of this Agreement, including but not limited to proprietary information, trade secrets technology and accounting records but does not include information that (a) is or becomes generally available to the public other than as a result of the receiving Party's breach of its obligations hereunder; or (b) was already in the rightful possession of the receiving Party without an obligation of confidence before it was received from the disclosing party.

          "Dealer" means a dealer authorized by the Company to sell Products which has entered into an agreement with the Company substantially in the form of the Dealership Agreement.

          "Dealership" means the right to sell Products pursuant to the Dealership Agreement.

          "Dealership Agreement" means an agreement with the Company by which a person is appointed to act as an authorized Dealer in substantially the form attached as Schedule A to this Agreement.

          "Defog Valve" means the Product made available by the Company to Dealers for use in supplying the Services.

          "Escrow Agreement" means an agreement between the Company and a reputable escrow agent to hold certain product-related information in escrow, for the benefit of Dealers, as required by the terms of the Dealership Agreement.

          "Gross Receipts" has the meaning specified in Section 9.1.

          "Joint Marketing Plan" means the joint marketing plan for selling Distributorships agreed by the Parties pursuant to Section 10.3.

          "Know-how" means confidential information, methods and tools relating to the Services and Products supplied by CCWW to its dealers, including without limitation the information contained in the CCWW manuals and any improvements and any intellectual property rights of CCWW related to the Services and Products;

          "Micro-Filter" means the Product made available by the Company to Dealers for use in connection with the Services.

          "Monthly Fees" has the meaning specified in Section 9.1.

          "Monthly Report" has the meaning specified in Section 9.2.

          "Party" means CCWW, Crystal Clear Canada and/or the Master Dealer.

          "Person" means an individual, corporation, partnership, joint venture, trust, association, unincorporated organization, governmental authority or other juridical entity.

          "Products" means the products sold or authorized by the Company for use in connection with the Services.

          "Renewal  Term" means a renewal term of this Agreement as specified in
     Section 5.

          "Technician" means a technician who has successfully completed the Training Program and is certified by the Company to provide technical services as part of the Services.

          "Term" means the term of this Agreement as specified in Section 5.

          "Trade-marks" means the name "Crystal Clear" and such other trade-marks, service marks, trade names, logos, designs, symbols, emblems and slogans owned or used by Crystal Clear or C.C. Canada as they advise the Dealer are for use in connection with the Services and the Products.

          "Training Program" means the program of training determined by the Company from time to time as necessary to qualify an individual as a Certified Technician.


APPOINTMENT


Subject to the following terms and conditions, the Company appoints the Master Dealer as the authorized reseller of its (the Master Dealer's) Dealerships during the Term and any Renewal Term of this Agreement. The Master Dealer is the exclusive reseller in all territories other than the United States of America and Canada and has the non-exclusive right to resell its Dealerships in the U.S. and Canada. The Parties acknowledge that notwithstanding the appointment of the Master Dealer as exclusive reseller outside the U.S. and Canada, nothing in this Agreement prevents the Company from carrying on its business or appointing dealers in any territory.


PRICE AND TERMS

Over the Term of this Agreement the Master Dealer will purchase fifty (50) Dealerships at the price determined in accordance with Section 0 for Dealerships outside Canada and at one of the following prices for Dealerships in Canada:

          Twenty Five Thousand Canadian Dollars (CAD $25,000.00) for a 2 Technician Dealership (a discount of approximately thirty percent (30%) over the current $35,000.00 cost of a 2 Technician Dealership) ("Dealership A"); or

          Thirty Five Thousand Canadian Dollars (CAD $35,000.00) for a 4 Technician Dealerships (a discount of approximately thirty percent (30%) over the current $50,000.00 cost of a 4 Technician Dealerships) ("Dealership B").

Dealership A is defined as the Crystal Clear Dealership, a copy of which is attached hereto as Schedule A, which dealership package includes a 2 Week Training Program for 2 technicians, including any certification fees, together with 2 complete sets of Installation Kits, and sufficient supplies of Products for the rendering of approximately 30 days of Services.

Dealership B is defined as the Crystal Clear Dealership, a copy of which is attached hereto as Schedule A, which dealership package includes a 2 Week Training Program for 4 technicians, including any certification fees, together with 4 complete sets of Installation Kits, and sufficient supplies of Products for the rendering of approximately 30 days of Services.

For Dealerships sold outside of Canada, which shall be in US dollars, the same pricing formulae shall apply, but in that particular currency. For example, if the Company sells Dealerships in the US for USD $35,000.00 and USD $50,000.00 respectively, for the equivalent of Dealerships A and B, the Master Dealer will pay USD $25,000.00 and USD $35,000.00 respectively. If the Company increases the price of its Dealerships in the US, the price to the Master Dealer will not change during the Term and if the Company decreases the price of its Dealerships, the Master Dealer will continue to receive a thirty percent (30%) discount from the Dealership price charged by the Company.

Over the Term of this  Agreement  the Master Dealer agrees to purchase the fifty
(50) Dealerships at the minimum rate of:

------------------- ------------------- ----------------- ---------------------
Date                # of Dealerships       Date               # of Dealerships
------------------- ------------------- ----------------- ---------------------
May 1, 2004                 0           May 1, 2005                 2
------------------- ------------------- ----------------- ---------------------
June 1, 2004                0           June 1, 2005                2
------------------- ------------------- ----------------- ---------------------
July 1, 2004                1           July 1, 2005                3
------------------- ------------------- ----------------- ---------------------
August 1, 2004              1           August 1, 2005              3

------------------- ------------------- ----------------- ---------------------
September 1, 2004           1           September 1, 2005           3
------------------- ------------------- ----------------- ---------------------
October 1, 2004             1           October 1, 2005             3
------------------- ------------------- ----------------- ---------------------
November 1, 2004            1           November 1, 2005            4
------------------- ------------------- ----------------- ---------------------
December 1, 2004            1           December 1, 2005            4
------------------- ------------------- ----------------- ---------------------
January 1, 2005             1           January 1, 2006             4
------------------- ------------------- ----------------- ---------------------
February 1, 2005            1           February 1, 2006            4
------------------- ------------------- ----------------- ---------------------
March 1, 2005               1           March 1, 2006               4
------------------- ------------------- ----------------- ---------------------
April 1, 2005               1           April 1, 2006               4
------------------- ------------------- ----------------- ---------------------

Payments for the Dealership purchases will be made as follows:

          Payments for the monthly minimum Dealership purchases will be made on the first day of the month in which the Training Program made available by the Company for Technicians, commences. The Company will forward to the Master Dealer, by fax or e-mail, ten (10) days before the end of the month the training schedule for the next month. If no Training Program is scheduled for the next month then the payment for the monthly minimum Dealership purchase will not be due until the first day of the month in which the next Training Program commences.

          Payments for Master Dealer orders for Dealerships other than the minimum Dealership purchases will be paid for in full on the same date that the Training Program made available by the Company for the Technicians, commences.

          All payments will be made by check, money order, or other immediate payment method acceptable to both parties.

          In the event of any delay in making payment for Dealership purchases the Master Dealer shall pay interest calculated on a daily basis on the overdue payment from the date such payment was due to the date of actual payment at the rate of one and a half percent (1 1/2%) per month (eighteen percent (18%) per annum).

In the event that the Master Dealer fails to meet the timetable for purchase of Dealerships, Company may terminate the Master Dealer's exclusivity herein on no less than 120 days' prior written notice to the Master Dealer, such termination to be effective upon expiry of the 120 day notice period unless the Master Dealer has remedied its failure to meet the timetable within the 120 day period.

If the Master Dealer has not completed the sale of 50 Dealerships by the end of the Term, the Company shall be under no obligation to agree to any renewal of this Agreement.

In the event the Company decides not to deliver or is unable to deliver the Training Program that is currently part of the Dealership A and B packages, the Company will make adjustments to the prices paid by the Master Dealer to the Company to ensure that the Master Dealer does not incur any additional costs for establishing its Dealerships.

Within 30 days of the commencement of the Renewal Term, the Parties agree to define a schedule of minimum monthly purchases that would be followed during that 24 month period.

Both the Company and the Master Dealer agree to jointly review the Company Dealership Prices, from time to time, at the request of either Party and both agree to act in good faith in jointly establishing the Company Dealership Price. Both the Company and the Master Dealer agree to market Dealerships in Canada only at the Company Dealership Price, as established from time to time by agreement of the Parties, provided that in the event of any price increase in the Company Dealership Price during the Term, the Company shall not increase the price of Dealerships to the Master Dealer, except as outlined in Article 5.


RIGHTS AND OBLIGATIONS OF THE PARTIES

This Agreement sets out the Parties' rights and obligations related to the resale of Dealerships. When the Master Dealer purchases a Dealership, the Master Dealer shall enter a Crystal Clear Dealership Agreement (in the form of Schedule A attached hereto) which defines the rights and obligations of the Parties, as it relates to the operation of a Dealership, including the purchase and sale of Products and rights to use the Know-how and Trade-marks. The Parties acknowledge that nothing in this Agreement grants to the Master Dealer any right or interest in, or entitlement to use, the Know-how, Trade-marks or any other intellectual property of the Company, other than the rights to use the Trademarks expressly set out herein.

In the event that the Company, by reason of insolvency or bankruptcy, should fail to continue to provide adequate Product support for its Dealers the Company has established an irrevocable Escrow Agreement with an independent third party trustee holding all of the data and source information needed to manufacture or purchase products equivalent to the Products. Each Dealer shall be made a party to this Escrow Agreement during the term or renewal term of their Dealerships.


TERM AND RENEWAL TERM

Unless terminated earlier in accordance with Section 14 hereof, this Agreement shall be in effect for a period of twenty-four (24) months from the date of the signing of this Agreement ("Term"). However, if the Master Dealer has completed the purchase of the 50 Dealerships, prior to the expiration of the Term, the Parties agree to extend this Agreement for an additional twenty-four (24) month term ("Renewal Term") from the date the last of the 50 Dealerships was purchased. The only change in this Agreement, during the Renewal Term, will be that the prices, as set forth in Section 2 herein, shall be based on the then current Company Dealership Prices, with a thirty per cert (30%) discount to the Master Dealer.


RELATIONSHIP OF THE PARTIES

The Master Dealer's relationship to the Company will be that of an independent contractor engaged in purchasing the Dealerships either for its own operation and management as a Dealership, or for resale to the Master Dealer's customers. The Master Dealer shall have no authority to assume or create any obligation whatsoever, express or implied, in the name of the Company, its Affiliates or licensors, nor to bind the Company, its Affiliates or licensors in any manner whatsoever. The Master Dealer shall have no authority to enter into any contract on behalf of the Company. The Master Dealer undertakes and agrees that it will not furnish to any customer, Dealer or prospective Dealer, any warranty, undertaking or guarantee whatsoever including with respect to the Company, a Dealership or the Products which may give rise to responsibility of the Company, its licensors or Affiliates. The Master Dealer shall indemnify and save harmless the Company, its Affiliates and licensors and their respective officers, directors, agents and employees from and against all claims, demands, damages, costs or losses whatsoever arising as a result of a breach by the Master Dealer of its obligations under this Section 6.

In the event that as a result of any breach by the Master Dealer of its obligations hereunder, a Dealer fails or refuses to make any payment to the Company as required pursuant to the Dealership Agreement, the Master Dealer shall be responsible for paying the Company all such amounts.

The Master Dealer and its employees are not agents or legal representatives of the Company for any purpose and have no authority to act for, bind or commit the Company.

The Master Dealer and the Company agree that this Agreement does not establish a franchise, joint venture or partnership.


RESTRICTIVE COVENANTS

The Company and the Master Dealer both covenant and agree to execute a non-solicitation agreement in favour of the other, and both parties covenant and agree that neither party will do anything that could be considered, in any manner whatsoever, interference with any potential contractual relationships. All prospects for Dealerships introduced by either Party shall be fully protected from any offers of any kind by the other Party, unless with the written mutual consent of all three parties. In order to limit any potential interference, the Master Dealer agrees to submit to the Company, every 30 days, its list of potential dealers. The named Dealership prospects will not be contacted by the Company, unless it receives written authorization from the Master Dealer, for a period of 120 days from the date the list is received by the Company. At the end of the 120 day period, the Company will not negotiate with the prospect unless the Company first notifies the Master Dealer that the Company is intending to deal directly with the prospect and gives the Master Dealer 30 days to respond advising whether an agreement has been reached with the prospect. If no agreement has been reached, the Company may negotiate directly with the prospect. Thereafter this Section 7.1 will not limit the Parties' ability to negotiate or enter into other agreements.

The Master Dealer covenants and agrees that during the Term and any renewals or extensions thereof, except as otherwise provided in writing by the Company, the Master Dealer shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any Person or entity:

          divert or attempt to divert any business or customer for the Services to any competitor of the Company, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Trade-marks, Services and Products;

          employ or seek to employ or accept the services of any person who is at that time employed by the Company, its Affiliates or licensors or by any other Company dealer, or otherwise directly or indirectly induce such person to leave his or her employment thereat, without the prior written consent of the Company and the other Company dealer; or

          own, maintain, operate, engage in, be concerned with, lend money to, guarantee the debts of or permit its name to be used or employed in connection with or have any interest in, whether as employee, owner, investor, partner, shareholder, director, officer, or otherwise, any business engaged in the provision of services that could be considered to be in competition to the Company's business or the sale of products ancillary thereto.

The Master Dealer covenants and agrees that for a period of five (5) years after the expiration or termination of this Agreement, regardless of the cause of termination, except as otherwise approved in writing by the Company, the Master Dealer will not, either directly or indirectly, for itself or through, on behalf of, or in conjunction with any Person, either as a reseller or in any other capacity, own, maintain, operate, engage in, be concerned with, lend money to, guarantee the debts of or permit its name to be used or employed in connection with carrying on or be engaged in or in any other manner whatsoever have any interest in or advise, whether as employee, owner, investor, partner, shareholder, director, officer or otherwise, any business engaged in the provision of services that could be considered to be in competition with the Company's business within a radius of twenty five (25) kilometres from:

the Master Dealer's own business premises, or

the business premises of a Dealer.

The Master Dealer agrees that the restrictions contained in this Section 7 are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived.

The Company acknowledges that the Master Dealer may market other products, provided that those products are not in competition with the Products and Services sold by Dealerships.


COMPANY OBLIGATIONS TO MASTER DEALER AND WARRANTIES

Dealerships purchased by the Master Dealer from the Company shall in all respects be substantially similar to all of the other Dealerships, with each Master Dealer owned Dealership and each Dealership that the Master Dealer has resold (resale will be by way of assignment by the Master Dealer of a specific Dealership as detailed in Section 17 of the Dealership Agreement) with the exception that prior to expiry or termination by the Company of the Dealership resold by the Master Dealer, the Company shall first give reasonable opportunity to the Master Dealer to cure any default(s) in any Dealerships. In the event that a Dealership is not renewed, that Dealership will be re-assigned back to the Master Dealer for the duration of the original term and any renewal term(s) of the Dealership Agreement remaining. If a Dealership that is re-assigned to the Master Dealer pursuant to this Section 8.1 is subsequently re-sold by the Master Dealer, the Company and the Master Dealer will share the gross re-sale proceeds on a 50%-50% basis.

The Company, at its sole reasonable discretion, may choose not to accept a Dealership prospect if, in its judgement, the territory to be serviced by the Dealership prospect is being adequately serviced by existing certified Dealerships.

Except as expressly set out in this Agreement or the Dealership Agreement, the Company makes no representations, warranties or conditions concerning the Products, the Services, the Trade-marks, Know-how or any other matter. The Master Dealer acknowledges that it is aware of the claims raised by Stephen Collins, Amanak Radiation Thermal Bonding Equipment Ltd., Darrell McGuire and McGuire Enterprises Inc. in the Statement of Claim issued in the Ontario Supreme Court of Justice, Court File No. 04-CV-264048 CM (the "Law Suit") and has been given the copies of the pleadings and an opportunity to request such further information as CCWW may have concerning the Law Suit. Subject to Section 0 below, the Master Dealer hereby fully releases and discharges the Company and its Affiliates and their respective officers, directors, employees and agents from any and all claims for damages and losses the Master Dealer may have arising as a result of the Law Suit or any matter raised in the Law Suit including all claims for damages and consequential losses that may result from any judicial determinations or other dispositions made in respect of the Law Suit.

In the event that the Master Dealer is named as a party to the Law Suit, CCWW shall have conduct of the Master Dealer's defence and shall in its sole discretion decide what steps, if any, to take in relation to the Law Suit, including in relation to any settlement, and shall indemnify and save harmless the Master Dealer, its directors, officers, employees and agents against all legal costs incurred in the conduct of the Law Suit and any damages that may be awarded by the court against the Master Dealer in the Law Suit. The Master Dealer agrees to co-operate fully with CCWW in the defence of the Law Suit.


PAYMENT TO MASTER DEALER FROM THE COMPANY

The Company or its assignee shall pay to the Master Dealer a fee, pursuant to this Agreement, which shall be thirty three and one third (33 1/3 %) per cent of the Gross Receipts (as defined herein) ("Monthly Fees"). Monthly Fees are exclusive of any sales, commodity or other taxes (including without limitation Goods and Services Tax) which shall, where applicable, be paid in addition.

          Gross Receipts, means the aggregate sales revenue of or derived by the Company from everything sold or provided to the Master Dealer's Dealerships, throughout the terms and renewal term(s) of these Dealerships and this applies whether or not the Master Dealer has resold a particular Dealership. Without in any way limiting the foregoing, "Gross Receipts" means the revenue from the sale of products and supplies (as detailed in Schedule A of the Dealership Agreement), training fees, and equipment (the "Company Services") that these Dealerships purchase from the Company, but does not include Royalty Fees, as defined in the Dealership Agreement.

Payments of Monthly Fees to be made by the Company or its assignee under this Agreement shall be paid to the Master Dealer within thirty five (35) days of the end of each month in respect of all Gross Receipts in the previous month. The Company shall promptly comply with the terms of sale for any Products and Company Services and immediately record any and all sales data of Service and Products in the Company's accounting system and supply the accounting and sales data, relative to the Master Dealer's Dealerships, to Master Dealer on a monthly basis, during the Term of this Agreement. The Company shall provide an accurate report of the Gross Receipts during that month, the price of each product or other service provided and the amount of Monthly Fees payable and such other information as the Master Dealer may reasonably request (the "Monthly Report").

In the event of any delay in making payment of these Monthly Fees the Company or its assignee shall pay interest calculated on a daily basis on the overdue payment from the date such payment was due to the date of actual payment at the rate of one and a half percent (1 1/2%) per month (eighteen percent (18%) per annum).

The Company shall keep true and accurate records of all revenues and transactions necessary for calculating the amounts payable to the Master Dealer under this Agreement and which form the basis for the Monthly Report. The Company shall maintain such records for a minimum of two (2) years following the end of the Term of this Agreement or any Renewal Term. The Master Dealer shall be entitled to inspect the records upon reasonable notice (72 hours) to the Company during normal business hours and to take copies of any such records or excerpts of such records. The Company shall promptly pay the Master Dealer the amount of any underpayment of Monthly Fees identified as a result of such inspection and the Master Dealer shall immediately reimburse the Company the amount of any overpayment. The Master Dealer shall bear the costs of any professional charges incurred for such inspection, unless the inspection reveals a discrepancy of more than five percent (5%) from the amount actually paid, in which case such costs shall be borne by the Company.

The provisions of this Section 9 shall continue to apply, notwithstanding the termination or expiry of this Agreement, until the settlement of all claims of the Master Dealer.


PROMOTION AND SUPPORT

The Master Dealer will use its best efforts in good faith to promote, market and assist the Company in the development of a network of Dealerships, so as to create the largest volume of profitable business for the Company, to ensure the highest quality of sale support and to promote the goodwill, name and interest of the Company and all of the Dealerships. The Master Dealer will train and maintain an adequate number of its own head office employees to properly promote, demonstrate, sell and provide post-sale support of the Dealerships that it resells and to otherwise carry out its obligations under this Agreement.

The Master Dealer will ensure that its employees use only approved Company marketing and promotional materials in order to ensure that there is no misleading information being directed to potential dealers.

The Company and the Master Dealer shall cooperate in the areas of marketing, promotion, and training and sales as follows:

          Marketing. The Company and the Master Dealer shall work cooperatively to establish a Joint Marketing Plan in which they agree, at a minimum, on the activities necessary to assess viable market segments, applications, and potential customers, including planning to meet future market needs. Each Party shall work diligently to carry out its respective obligations under the Joint Marketing Plan. The Master Dealer shall not undertake any marketing activities other than those in the Joint Marketing Plan without the prior written approval of the Company.

          Promotion. The Company will assist the Master Dealer with its marketing by ensuring an adequate supply of the Company's promotional materials, providing assistance in putting on seminars, public relations events, press releases, testimonials, demonstrations, and joint participation in trade shows, conventions and conferences, when appropriate. The content of all promotional materials/activities shall be subject to the advance written approval of the Company.

          Training and Sales. As part of the sales and marketing effort established in this Agreement, the Master Dealer may establish a Company-approved training facility that would be available for technical training for the Master Dealer's own Dealerships and for training for other Dealers as well. The Master Dealer agrees that in order to establish a Company approved training facility the Company may, at its discretion, charge the Master Dealer a license fee for the use of the Company's current and future Training Program.


TRADE MARK; LICENSING

From time to time, the Company may designate one or more Trade-marks as available for the Master Dealer's use, and will provide standards for that use, in the Company materials. Subject to the terms and conditions of this Agreement, the Company authorizes the Master Dealer to use the Trade-marks during the Term or any Renewal Term.

The Master Dealer will use the Trade-marks in accord with these standards solely in advertising and promoting the Company Dealerships, in good taste and in a manner that preserves their value and the Company's rights to them.

The Master Dealer will not use any Trade-mark in its business or trading name or in any way that implies the Master Dealer is an agency or branch of the Company. The Master Dealer will immediately change or discontinue any use of a Trade-mark as requested by the Company.

The Master Dealer has no right, title or interest in any Trade-mark. Any rights in any Trade-mark and any goodwill associated with a Trade-mark acquired through the Master Dealer's use belong solely to the Company. Master Dealer shall include such proprietary notice as the Company may require whenever the Trade-marks are used and shall take all such steps and execute such documents as the Company may require to give effect to the Company's ownership of the Trade-marks hereunder.

The Master Dealer is granted the right to distribute materials supplied by the Company in accord with the license terms supplied with these materials. The Master Dealer may also use the materials for demonstration purposes in accord with those license terms.

Upon expiry or termination for any reason of this Agreement, the Master Dealer shall immediately cease all use of the Trademarks and shall return to the Company all pamphlet s, brochures, and other marketing materials which use any of the Trademarks.


NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

Confidential Information. During the Term, any Renewal Term and thereafter, each Party agrees to maintain the confidentiality of all Confidential Information disclosed to it by any other Party and shall not disclose any such Confidential Information without the prior written consent of the disclosing Party.

Confidentiality. With respect to all Confidential Information, the Party to whom the information is disclosed and its employees, consultants and other agents shall: (1) hold the information in confidence and protect it in accordance with the security measures with which the Party protects its own proprietary or confidential information, which it does not wish to disclose; (2) restrict disclosure of the information solely to those employees, consultants and other agents with a need to know, and not disclose such information to any other persons; (3) advise its employees, consultants and other agents with access to the Confidential Information of their obligations with respect to the information; and (4) use the Confidential Information only in connection with the terms of this Agreement, except as may otherwise be agreed to by the Parties in writing.

Disclosure of Information. In the event a Party to whom Confidential Information has been disclosed proposes to disclose that Confidential Information to an outside consultant or agent, it shall obtain the consent of the Party from whom the Confidential Information was originally received and arrange for the execution by the consultant or agent of a nondisclosure agreement which has been approved by the Party from whom the Confidential Information was originally received. Such approval shall not be unreasonably withheld.

Return of Information. Confidential Information shall be deemed the property of the disclosing Party and, upon request, the other Party will return all Confidential Information that is in tangible form to the disclosing Party or destroy all such Confidential Information.


GENERAL

Enforcement. Either party's failure to enforce any provisions of this Agreement will not be deemed a waiver of that provision or of the right to enforce it in the future.

Entire Agreement. This Agreement contains the entire and only understanding regarding the Dealer resale relationship between the Company and the Master Dealer and supersedes all previous representations, writings, negotiations and understanding with respect thereto.

Severability.   If  any  provision  of  this   Agreement  is  found  invalid  or
unenforceable under judicial decree or decision, the remainder shall remain valid and enforceable according to its terms.

Notices. All notices, demands or consents required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by facsimile with confirmed receipt, or by e-mail with confirmed receipt, or mailed first-class, postage prepaid, to the addresses, fax number or e-mail indicated below, or at such other addresses as either party may specify by written notice to the other.

         Crystal Clear (C.C.) Window Works (Canada) Inc.
         Address: 22 Antares Drive, Unit N, Ottawa, Ontario, Canada, L3T 1C1 Fax No.:613-727-6909
         Email:  john@ccwwi.com

         Crystal Clear (C.C.) Window Works Inc.
         Address: 22 Antares Drive, Unit N, Ottawa, Ontario, Canada, L3T 1C1 Fax No.: 613-727-6909
         Email:  john@ccwwi.com

         Master Distribution Systems Inc.
         Address: 650 Victoria, Kamloops, British Columbia, V2C 2B4 Fax No.:250-374-0249
         Email:glm@ocis.net


Waiver, Amendment, Modification. No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement shall constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement.

Assignment. Any Party may assign this Agreement to an entity which acquires, directly or indirectly, substantially all of its assets or merges with it.) The Company may assign its rights and obligations under this Agreement in relation to any jurisdiction to such other Person as may acquire the rights to sell Dealerships in such jurisdiction. Except as set forth in this section, neither this Agreement nor any rights under this Agreement, in whole or in part, shall be assignable or otherwise transferable by either party without the express written consent of the other party. Any attempt by either party to assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party shall be null and void. Subject to the above, this Agreement shall be binding upon and take effect for the benefit of the successors and assigns of the parties to this Agreement.

Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in Ontario without regard to their conflicts of laws provisions.

Resolution of Disputes. The parties will endeavor to resolve all disputes amicably through negotiation directly between the parties within 14 days after one party gives the other party a notice of a dispute or claim. In the event that the parties are unable to resolve their dispute within the said 14 day period, all disputes arising under or in relation to this Agreement shall be finally resolved by arbitration, by a single arbitrator, conducted in accordance with the Simplified Arbitration Rules of the ADR Institute of Canada Inc. The parties will co-operate with each other to cause the arbitration to be held in as efficient and expeditious a manner as practicable. The place of arbitration shall be Toronto, Ontario, Canada. The language of the arbitration shall be English. Any award rendered by the arbitrator will be final and binding. The Costs of the Arbitration shall be borne equally by both parties until such time as the arbitrator has made his or her decision and the arbitrator shall be asked by both parties to make an Order as to Costs and then Costs shall be born as ordered by the arbitrator.

TERMINATION


Either the Company or the Master Dealer may terminate this Agreement by giving the other Party sixty (60) days' prior written notice of its desire to do so if the other Party:

commits a material breach of this Agreement which, if curable, is not cured within thirty (30) days of receipt of written notice of the breach from the terminating Party;

the other Party becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any payment, assignment or arrangement with its creditors; or


a receiver, receiver and manager, or other officer with similar powers is appointed for all or any material part of the other Party's property.

REPRESENTATION AND AUTHORITY

Each person signing below represents that he or she has read this Agreement, understands its terms, is duly authorized to execute this Agreement on behalf of the party indicated below by his or her name, and agrees on behalf of such party that such party will be bound by those terms.


IN WITNESS WHEREOF the parties have duly executed this Agreement on the date first above.




CRYSTAL CLEAR (C.C.) WINDOW WORKS (CANADA) INC.



Name:  /s/John Hennessy
       ------------------------------
          John Hennessy

Title:  Authorized Signatories



MASTER DISTRIBUTION SYSTEMS INC.


Name:  /s/Harry Beugelink
       ------------------------------
          Harry Beugelink

Title:  Authorized Signatories

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